                                                                      EXHIBIT 12

                                  BORDEN, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                       ----------------------------------
                                 (IN MILLIONS)


                                                    FOR THE YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------------------------
                                             1993         1992          1991          1990            1989
                                           -------      -------       -------       -------         -------
(LOSS) INCOME FROM CONTINUING
 OPERATIONS                                $ (56.9)     $ (38.7)      $ 279.9       $ 291.5         $ (39.3)
INTEREST EXPENSE                             125.1        116.6         167.0         155.5           128.8
INTEREST PORTION OF RENTS                     22.0         21.5          22.2          20.9            19.7
TAXES ON INCOME                              (27.2)        14.2         151.3         168.8            76.0
MINORITY INTEREST IN INCOME
 OF CONSOLIDATED SUBSIDIARIES                 40.7         39.7           2.8           2.8              .8
UNDISTRIBUTED INCOME OF
 EQUITY AFFILIATES                           (11.3)        (8.7)        (17.4)        (12.4)           (4.0)
AMORTIZATION OF CAPITALIZED
 INTEREST                                      4.6          4.4           4.7           4.3             4.2
                                           -------      -------       -------       -------         -------
                                           $  97.0      $ 149.0       $ 610.5       $ 631.4         $ 186.2
                                           =======      =======       =======       =======         =======


GROSS INTEREST:
   INTEREST EXPENSE                        $ 125.1      $ 116.6       $ 167.0       $ 155.5         $ 128.8
   CAPITALIZED INTEREST                        1.2          3.1           9.8           4.5             2.2
   INTEREST PORTION OF RENTS                  22.0         21.5          22.2          20.9            19.7
                                           -------      -------       -------       -------         -------
                                           $ 148.3      $ 141.2       $ 199.0       $ 180.9         $ 150.7
                                           =======      =======       =======       =======         =======


RATIO OF EARNINGS TO FIXED
 CHARGES                                         *        1.1:1         3.1:1         3.5:1           1.2:1
                                           =======      =======       =======       =======         =======

* For the year ended December 31, 1993, fixed charges exceeded earnings by $51.3 million.